WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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July 22, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Commissioners:

We have read the statements made by Anthony Fisher, Secretary of Evergreen Funds (copy attached), which we understand will be filed in response to Sub-Item 77k of Form N-SAR and agree with the statements concerning our firm contained therein.

Very truly yours,


PricewaterhouseCoopers LLP






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